Exhibit 10.22

Summary of Increases in Compensation

for Non-management Directors

Increases in Board and Committee Fees

On August 26, 2008, the Board of Directors (the “Board”) of Genesee & Wyoming Inc. (the “Company”) approved an increase in certain fees paid to our non-management directors. Going forward, each of our non-management directors will receive an annual cash retainer of $30,000, with an additional fee of $2,000 for each Board meeting the director attends in person and $1,000 for each Board meeting the director attends telephonically. Directors who serve on a Board committee will receive a $1,000 fee for each committee meeting attended in person and a $1,000 fee for each committee meeting attended telephonically. In addition, the Chairman of the Audit Committee is entitled to receive an additional annual retainer of $10,000, and the Chairman of the Governance Committee and the Chairman of the Compensation Committee each receive an additional annual retainer of $5,000. These fees are pro-rated and paid quarterly.

Increases in Restricted Stock Grants

On August 26, 2008, the Board approved an increase in the annual grant of restricted stock made to non-management directors. Previously, each non-management director received an annual grant of restricted stock with a value equal to approximately $40,000, based on a 12-month average stock price, which was $29.874 on the May 28, 2008 grant date. Upon the Board’s approval on August 26, 2008, each non-management director received an additional 2008 grant of restricted stock with a value equal to approximately $20,000, based on a 12-month average stock price, which was $32.3102 on the August 26, 2008 grant date. We expect that for 2009 and subsequent years, grants of restricted stock will be made on the date of the annual meeting with a value equal to $60,000, based on a 12-month average stock price. For new directors, an annual award valued at $60,000 will be made on the date on which a director joins the Board. For the first year of a director’s three year term, the annual award will vest in three equal installments on the dates of each of the next three annual meetings. For the second year of the director’s term, one-half of the annual restricted stock grant will vest on the date of each of the next two annual meetings. For the final year of the term, the entire amount of the annual restricted stock grant will vest on the date of the following year’s annual meeting.

Voluntary Reduction of Board 2009 Total Target Compensation

At a Board meeting held on February 5, 2009, in recognition of the weak economic environment, the non-management directors voluntarily reduced their previously-established 2009 compensation by 5%.